Exhibit 99.1

Build-A-Bear Workshop, Inc. Names Kathy Savitt to Board of Directors

ST. LOUIS--(BUSINESS WIRE)--March 3, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced that Kathy Savitt has been elected to the Company’s board of directors, effective immediately.

Savitt, 45, will serve on the board’s nominating and corporate governance committee and compensation committee. With Savitt’s election, the Build-A-Bear Workshop board will have eight members, seven of whom, including Savitt, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations.

“We look forward to Kathy, with her wealth of retail experience, joining the Build-A-Bear Workshop board,” said Maxine Clark, Chairman and Chief Executive Bear. “Kathy’s global brand management and in-depth interactive experience, along with her expertise in the areas of entertainment and strategic communications, will be great assets to our Company as we further develop our brand for the future.”

Ms. Savitt, 45, most recently served as Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. where her responsibilities included the successful launch of 77kids a brand available exclusively online. Previously, she served as Vice President of Strategic Communications, Content and Initiatives at Amazon.com. Prior to joining Amazon, Ms. Savitt co-founded and led MWW/Savitt, a marketing and public relations firm. Savitt earned her bachelor’s degree at Cornell University.

In a separate decision, the board of directors extended the duration of the Company’s previously announced $50 million share repurchase program for one additional year. The program does not require the Company to repurchase any specific number of shares, and may be modified, suspended or terminated at any time without prior notice. Shares repurchased under the program will be subsequently retired. As of Feb. 27, 2009, the Company had purchased approximately 1,861,600 shares for a total cost of approximately $19.0 million under the share repurchase program.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the leading and only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in 1997, the Company currently operates more than 400 Build-A-Bear Workshop® stores worldwide, including Company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. In 2007, the interactive experience was enhanced - all the way to CyBEAR® space - with the launch of buildabearville.com®, the Company’s virtual world stuffed with fun. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate sufficient comparable store sales; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew, renegotiate, or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we desire or the results of the share repurchase program may not be as beneficial as we would like; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our Company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission, including as described in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Build-A-Bear Workshop, Inc.
Molly Salky, 314-423-8000 x5353
or
Jill Saunders, 314-423-8000 x5293